As filed with the Securities and Exchange Commission on April 11, 2005

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPER VISION INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3046866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8210 Presidents Drive Orlando, FL	32809
(Address of registrant’s Principal Executive Offices)	(Zip Code)

SUPER VISION INTERNATIONAL, INC.

2003 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Brett M. Kingstone

Chairman, President & Chief Executive Officer

8210 Presidents Drive

Orlando, FL 32809

(Name and address of agent for service)

(407) 857-9900

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Suzan A. Abramson, Esq.

Akerman Senterfitt

Citrus Center, 17th Floor

255 South Orange Avenue

Orlando, Florida 32801-3483

(407) 843-7860

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share	450,000 shares	$3.81	$1,714,500.00	$201.80

(1)	Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, an additional undeterminable number of shares of Class A Common Stock is being registered to cover any adjustment in the number of shares of Class A Common Stock pursuant to the anti-dilution provisions of the 2003 Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) on the basis of the average of the bid and asked sale prices of the Class A common stock as reported on the Nasdaq SmallCap Market on April 8, 2005.

PART I. Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in our 2003 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. Information Required In The Registration Statement

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents or portions thereof as indicated:

(a)	our Annual Report on Form 10-KSB for the year ended December 31, 2004;

(b)	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended December 31, 2004; and

(e)	the description of our Class A common stock set forth in our Registration Statement on Form 8-A declared effective by the Securities and Exchange Commission on March 22, 1994, including any amendment or supplement thereto.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding.

Our Certificate of Incorporation and By-Laws provide for indemnification of directors and officers and certain other persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. The Ninth Paragraph of our Certificate of Incorporation contains such a provision and further provides that if Section 102(b)(7) of the General Corporation Law of the State of Delaware is amended or supplemented thereafter, then the liability of a director of ours shall be eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as so amended.

We maintain insurance coverage for our directors and officers under a directors and officer’s liability insurance policy as well as coverage to reimburse us for potential costs of our indemnification of directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See “Exhibit Index” on page II-5 below.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 11th day of April, 2005.

SUPER VISION INTERNATIONAL, INC.

By:	/s/ Brett M. Kingstone
Brett M. Kingstone, Chairman of the Board, President & Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brett M. Kingstone his true and lawful attorney-in-fact, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Brett M. Kingstone Brett M. Kingstone	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 31, 2005

/s/ Danilo Regalado Danilo Regalado	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	March 31, 2005

/s/ Edgar Protiva Edgar Protiva	Director	March 31, 2005

/s/ Brian McCann Brian McCann	Director	April 11, 2005

/s/ Fritz Zeck Fritz Zeck	Director	April 4, 2005

/s/ Anthony Nicolosi Anthony Nicolosi	Director	April 1, 2005

/s/ David Feldman David Feldman	Director	March 31, 2005

/s/ Anthony Castor Anthony Castor	Director	April 5, 2005

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
4.1		Certificate of Incorporation of Super Vision International, Inc. (incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-74742)).

4.2		Amendment to Certificate of Incorporation (incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-74742)).

4.3		Amendment to Certificate of Incorporation (incorporated by reference to Exhibit A of our Proxy Statement on Schedule 14A relating to our 1997 Annual Meeting of Stockholders filed on April 29, 1997).

4.4		Amendment to Certificate of Incorporation (incorporated by reference to Exhibit B of our Proxy Statement on Schedule 14A relating to our 1998 Annual Meeting of Stockholders filed on April 22, 1998).

4.5		Bylaws (incorporated by reference to our Registration Statement on Form SB-2 (File No. 33-74742)).

4.6	—	Super Vision International, Inc. 2003 Stock Incentive Plan (incorporated by reference to Appendix B of our Proxy Statement on Schedule 14A relating to our 2004 Annual Meeting of Stockholders filed on April 16, 2004).

5.1	—	Opinion of Akerman Senterfitt.

23.1	—	Consent of Gallogly, Fernandez & Riley, LLP.

23.2	—	Consent of Akerman Senterfitt (included in opinion filed as Exhibit 5.1).

24.1	—	Power of Attorney (included as part of the signature page hereto).